Grant Park Fund Weekly Commentary

For the Week Ended September 23, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Oct 2006 - Sep 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.5%	-1.2%	-7.9%	-2.1%	-1.7%	3.8%	4.7%	3.8%	12.4%	-16.4%	0.4	0.5
B**	0.5%	-1.2%	-8.3%	-2.7%	-2.3%	3.0%	N/A	3.0%	12.4%	-17.1%	0.3	0.4
Legacy 1***	0.5%	-1.0%	-6.3%	0.0%	N/A	N/A	N/A	-1.6%	11.3%	-10.9%	-0.1	-0.2
Legacy 2***	0.5%	-1.1%	-6.7%	-0.5%	N/A	N/A	N/A	-2.0%	11.3%	-11.1%	-0.1	-0.2
Global 1***	0.3%	-0.8%	-6.7%	-1.9%	N/A	N/A	N/A	-3.3%	10.6%	-13.3%	-0.3	-0.4
Global 2***	0.3%	-0.8%	-6.9%	-2.2%	N/A	N/A	N/A	-3.7%	10.6%	-13.5%	-0.3	-0.4
Global 3***	0.2%	-1.0%	-8.1%	-3.9%	N/A	N/A	N/A	-5.5%	10.6%	-14.6%	-0.5	-0.6

S&P 500 Total Return Index****	-6.5%	-6.6%	-8.3%	1.6%	1.4%	-1.1%	2.9%	-1.1%	18.3%	-50.9%	0.0	-0.1
Barclays Capital U.S. Long Gov Index****	6.6%	10.5%	28.1%	17.9%	13.2%	10.7%	8.6%	10.7%	12.6%	-12.3%	0.9	1.6
  Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	33%					31%
Energy	8%	Short	Natural Gas	3.8%	Short	8%	Short	Natural Gas	4.0%	Short
			Crude Oil	1.6%	Short			Crude Oil	1.4%	Short
Grains/Foods	9%	Short	Wheat	1.8%	Short	8%	Short	Wheat	1.7%	Short
			Soybean Meal	1.1%	Short			Corn	1.1%	Long
Metals	16%	Short	Copper	4.4%	Short	15%	Short	Copper	4.2%	Short
			Gold	3.6%	Long			Gold	3.9%	Long
FINANCIALS	67%					69%
Currencies	35%	Short $	British Pound	3.5%	Long	35%	Short $	British Pound	3.7%	Long
			Japanese Yen	2.7%	Long			Japanese Yen	2.8%	Long
Equities	12%	Short	S&P 500	2.4%	Short	14%	Short	S&P 500	3.5%	Short
			Hang Seng	1.5%	Short			Hang Seng	1.3%	Short
Fixed Income	20%	Long	U.S. 10-Year Treasury Notes	3.6%	Long	20%	Long	U.S. 10-Year Treasury Notes	4.2%	Long
			Japanese Gov't Bonds	2.5%	Long			Japanese Gov't Bonds	2.6%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets plunged nearly 10% on rate decisions by the U.S. Federal Open Market Committee that supported beliefs that the growth outlook for the U.S. economy may be worse than expected. The natural gas market fell to an 11-month low due to speculation U.S. inventories would be sufficient to meet future demand. A survey showing reduced Chinese manufacturing activity added to declines in the energy markets.

Grains/Foods

Fears surrounding another potential U.S. economic recession caused a sector-wide selloff in the grains markets. Corn, wheat, and soybean markets all fell in excess of 6% as investors attempted to reduce risk in their portfolios and liquidated commodities positions.

Metals

News that exchange regulators were increasing margin requirements for positions in the U.S. gold, silver, and copper markets prompted a sharp decline in the metals markets. Investor liquidations fostered by ongoing concerns regarding reduced industrial demand amidst the ailing global financial markets also weighed on metals prices.

Currencies

The U.S. dollar rallied sharply against counterparts following the announcement of the Federal Reserve's plan to keep borrowing rates low, which supported fears regarding prolonged slow economic growth. Higher-yielding currencies, including the Australian and New Zealand dollars, were among the hardest hit, falling in excess of 7% in relation to the U.S. dollar.

Equities

Global equity markets declined due to weak investor sentiment after comments from the U.S. Federal Reserve which stated the U.S. still faces significant downside risks to its economic outlook. News that Moody's Investor Services downgraded the credit rating of three major U.S. banks further depressed share prices.

Fixed Income

U.S. Treasury markets posted sharp gains as investors flocked to safe-haven assets. Fears about a possible global recession and the failure of European officials to ease fears about Eurozone sovereign debt were the main drivers behind the rise in risk aversion.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.